                                                                      EXHIBIT 12
                                                                      ----------

                      NATIONWIDE HEALTH PROPERTIES, INC.
                      STATEMENT REGARDING COMPUTATION OF
                      RATIO OF EARNINGS TO FIXED CHARGES
                         (in thousands, except ratios)

                                                                                                    Nine
                                                                                                   months
                                                     Year ended December 31,                        ended
                                          -----------------------------------------------       September 30,
                                           1991      1992      1993      1994      1995             1996
                                          -------   -------   -------   -------   -------       -------------
Ratio                                        5.44      4.84      7.63      5.52      4.44             3.58

Pretax income from continuing operations  $21,541   $29,681   $40,996   $44,513   $50,371          $40,043

Interest                                    4,849     8,162     6,186     9,921    14,628           15,539
                                          -------   -------   -------   -------   -------          -------
"Earnings"                                $26,390   $37,843   $47,162   $54,734   $64,999          $55,582
                                          =======   =======   =======   =======   =======          =======
"Fixed charges"                           $ 4,849   $ 8,162   $ 6,186   $ 9,921   $14,628          $15,539
                                          =======   =======   =======   =======   =======          =======